Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President –
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores October Sales Up 9%

— Same-Store Sales Up 4% —

IRVING, Texas — November 6, 2003 — Michaels Stores, Inc. (NYSE: MIK) today reported that total sales for the month of October increased 9% to $256.5 million from $234.5 million for the same month last year while same-store sales increased 4%. Third quarter sales of $755.0 million for fiscal 2003 increased 7% from $704.6 million for the same period a year ago. Same-store sales for the quarter grew 2%. Year-to-date sales of $2.028 billion increased 8% from $1.884 billion for the same period last year while same-store sales were up 2% year-to-date.

     For the month, customer traffic was up 1%, average ticket increased 2%, and custom frame deliveries increased 1%. For the quarter, customer traffic was flat and average ticket increased 2%. Year-to-date customer traffic increased 1% and average ticket was up 1%.

     Michael Rouleau, Chief Executive Officer, stated, “Overall, we are pleased with our sales results for the most recent month and quarter. Our best performing departments were Seasonal, Apparel Crafts, Framing, and Art and our best performing zones were the Northeast, Southeast, and mid-Atlantic.”

     Commenting on the rollout of the Company’s perpetual inventory (PI) and automated replenishment (AR) systems, Mr. Rouleau said, “The implementation continues on track. Right now, 80% of our stores are on perpetual inventory and 44% of our SKU’s within those stores are on automated replenishment. We are beginning to see the initial benefits of PI and AR with improved store in-stocks and more efficient use of in-store labor. All of our stores will be on the perpetual inventory system by the end of January 2004 and the remaining eligible SKU’s will be on automated replenishment by July 2004. The primary benefits of PI and AR— better store in-stock positions, lower inventory levels, better store labor efficiency, and improved gross margins— will favorably impact our results over the next two to three years as we gain experience with these systems.”

     Rouleau continued, “During the third quarter we took several strategic actions. To reduce our fourth quarter clearance levels, we accelerated our fall and Halloween seasonal merchandise clearance activities. Additionally, in contrast to last year, when we built up our basic and seasonal inventory early, we are flowing inventory to our stores more evenly to maintain better in-stocks throughout the Holiday season and into next year. These actions are expected to reduce our third quarter gross margins by approximately 200 basis points versus last year. However, we continue to expect third quarter diluted earnings per share to be in the $.46 to $.50 range, based on strong expense management and a lower effective tax rate of about 39% year-to-date.”

     Mr. Rouleau concluded, “We are looking forward to another successful Holiday season. Our inventories are in excellent condition, our stores are ready, our enhanced promotional programs are in place, and our associates have never been more prepared. For the fourth quarter, we anticipate same-store sales growth of 4% to

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063 (972)409•1300

6% and gross margin expansion of approximately 150 basis points versus last year, and we continue to expect a 15% to 17% increase in full year diluted earnings per share, ranging from $2.40 to $2.45.”

     The Company plans to release its Third Quarter earnings results on Tuesday, November 25, 2003 and will host a conference call at 4:00 p.m. CT on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4066300.

     The Company plans to announce its November 2003 sales results on Thursday, December 4, 2003 at 6:30 a.m. CT. The press release may be viewed at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 798 Michaels stores in 48 states and Canada, 11 Village Crafts stores across the U.S., 158 Aaron Brothers stores, located primarily on the West Coast, two ReCollections stores in Frisco and Dallas, Texas, and two wholesale operations in Dallas, Texas and Atlanta, Georgia.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

     This and all other Company press releases are available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063 (972)409•1300